EXHIBIT 23.1


              Independent Auditors' Consent and Report on Schedule




To the Board of Directors and Shareholders of DH Technology, Inc.:

The audits referred to in our report dated February 16, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, this financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-5110; 33-29911; 33-50532; 33-75798) of DH Technology, Inc. and
subsidiaries, of our report dated February 16, 1996, relating to the consolidated balance sheets of DH Technology, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10K of DH Technology, Inc.

We also consent to the use of our report on the schedule included herein.



San Diego, California
March 27, 1996


/s/KPMG Peat Marwick LLP/
(KPMG Peat Marwick LLP)


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